Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Booz Allen Hamilton Holding Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated May 19, 2016, with respect to the consolidated financial statements of Booz Allen Hamilton Holding Corporation, and the effectiveness of internal control over financial reporting of Booz Allen Hamilton Holding Corporation, included in its Annual Report (Form 10-K) for the year ended March 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

November 30, 2016